Exhibit 99.1

FOR IMMEDIATE RELEASE
February 9, 2015

Contact:
Investors - (301) 968-9310
Media - (301) 968-9400

AMERICAN CAPITAL SENIOR FLOATING, LTD. REPORTS NET INVESTMENT INCOME OF
$0.31 PER SHARE FOR Q4 2014 AND $1.09 PER SHARE FOR 2014

Bethesda, MD - February 9, 2015 - American Capital Senior Floating, Ltd. (“ACSF” or the “Company”) (Nasdaq: ACSF) today reported net investment income of $3.1 million, or $0.31 per share, for the quarter ended December 31, 2014. The net loss from operations for the quarter ended December 31, 2014 was $(1.4) million, or $(0.14) per share, primarily as a result of unrealized depreciation in the investment portfolio. Net asset value (“NAV”) was $144.2 million, or $14.42 per share, as of December 31, 2014.

FOURTH QUARTER 2014 FINANCIAL HIGHLIGHTS

•	$3.1 million, or $0.31 per share of net investment income

•	$(1.4) million, or $(0.14) per share of net losses from operations

•	$0.29 per share dividend declared

•	$144.2 million, or $14.42 NAV per share, as of December 31, 2014

•	$276 million investment portfolio at fair value as of December 31, 2014

◦	$195 million in first lien floating rate loans

◦	$30 million in second lien floating rate loans

◦	$51 million of equity investments in collateralized loan obligations (“CLOs”)

•	6.92% portfolio yield at cost as of December 31, 2014

•	2.32% cost of funding as of December 31, 2014

•	0.90x debt to equity ratio as of December 31, 2014

2014 FULL YEAR FINANCIAL HIGHLIGHTS

•	Raised $149.2 million of net proceeds in January 2014 Initial Public Offering ("IPO")

•	Invested $226.6 million into 102 new loan obligors and 8 new CLOs and received $106.4 million of proceeds from investment sales and $42.0 million from repayments (1)

•	Increased portfolio yield from 6.61% at the time of the IPO to 6.92% as of December 31, 2014

•	$10.9 million, or $1.09 per share of net investment income

•	$3.8 million, or $0.38 per share of net earnings from operations

•	$1.03 per share of dividends declared

•	3.8% Economic return for the year (change in NAV plus dividends declared) (2) comprised of:

◦	$1.03 dividends per share

◦	$(0.50) decrease in net book value per share

(1) Includes entire amount of distributions received from the CLO equity investments.
(2) Economic return defined as the dividends paid, plus the change in net book value per share, over the starting net book value per share of $14.92. Starting net book value per share of $14.92 represents IPO price of $15.00 per share less IPO costs of $0.08 per share. Amount has been annualized.

MANAGEMENT REMARKS
"Despite increased volatility in the loan market and falling oil prices, our portfolio performed well this quarter," said Mark Pelletier, President and Chief Investment Officer. "Net investment income increased, cash flows were strong and, through selective asset sales, our leverage remained constant. From a credit perspective our portfolio remains very granular, well diversified and importantly, we have no loans on non-accrual. Overall our portfolio is well positioned and we believe the combination of our assets, structure and team positions us well to generate attractive risk adjusted returns for our shareholders going forward."

Malon Wilkus, Chair and Chief Executive Officer commented, "We were pleased to announce an increase to our dividend to $0.29 per share for the fourth quarter. Since our IPO, we have paid $1.03 in dividends to our shareholders. Importantly, our dividends were fully covered by our net investment income. Our current annualized dividend represents an 8.0% yield on our NAV and a 9.6% yield on our December 31st closing share price."

PORTFOLIO AND INVESTMENT ACTIVITY
As of December 31, 2014, the fair market value of ACSF’s portfolio totaled $276 million and was comprised of $195 million (or 70%) of first lien floating rate loans, $30 million (or 11%) of second lien floating rate loans (collectively, the “loan portfolio”) and $51 million (or 19%) of CLO equity (the "CLO portfolio" and, together with the loan portfolio, the "portfolio"). ACSF’s portfolio had a weighted average yield (at cost) of 6.92% as of December 31, 2014. The weighted average yield on the portfolio increased 39 basis points from 6.53% as of September 30, 2014 as a result of CLOs representing a larger portion of the portfolio, updates to the CLO yields for current cash projections and selective portfolio rotation within the loan portfolio.

As of December 31, 2014, ACSF’s loan portfolio was diversified across 117 issuers and 40 industries, with the average issuer representing 0.7% of the portfolio and no single issuer representing more than 1.4% of the portfolio. ACSF’s loan portfolio was invested solely in senior secured floating rate loans as of December 31, 2014. Overall, ACSF’s loan portfolio had a weighted average yield (at cost) of 5.36% as of December 31, 2014, a 19 basis point increase from the December 31, 2013 yield of 5.17% due to active portfolio management and capitalizing on wider new-issue spreads during the year.

As of December 31, 2014, ACSF’s CLO portfolio was invested across 16 issuers and 14 collateral managers, with no issuer representing more than 1.9% of the portfolio. ACSF’s CLO portfolio had a weighted average yield of 13.64% as of December 31, 2014, a 100 basis point decrease from the December 31, 2013 yield of 14.64% primarily due to the lower yield on CLOs purchased during the year.

RESULTS OF OPERATIONS

Investment Income
Investment income for the quarter ended December 31, 2014 was $4.8 million, with income generated from ACSF’s loan portfolio totaling $3.2 million and income from ACSF’s CLO portfolio totaling $1.6 million. Investment income for the year ended December 31, 2014 was $17.8 million. During 2014, income generated from ACSF’s loan portfolio totaled $12.3 million, and income from ACSF’s CLO portfolio totaled $5.5 million.

Net Expenses
Net expenses for the quarter and year ended December 31, 2014 were $1.7 million and $6.8 million, respectively. Net expenses for the three months ended December 31, 2014 were primarily comprised of interest and other debt related costs of $0.8 million, management fees of $0.6 million and $0.3 million of other general administrative expenses. Net expenses for the year ended December 31, 2014 were primarily comprised of interest and other debt related costs of $3.5 million, management fees of $2.2 million and $1.1 million of other general administrative expenses.

Interest and other debt related costs incurred during the year ended December 31, 2014 primarily related to borrowings under ACSF's $140 million revolving credit facility (the "Credit Facility"). The average interest rate on the Credit Facility during the period following the IPO through December 31, 2014 was 2.00% and the average total cost of funding, including fees and expenses during the period following the IPO through December 31, 2014 was 2.39%. As of December 31, 2014, the balance outstanding on the Credit Facility was $130.0 million, with an average interest rate of 1.96%, and the total cost of funding was 2.32%.

For the first two years following ACSF's IPO, American Capital ACSF Management, LLC, ACSF’s manager, has agreed that other operating expenses will generally not exceed 75 basis points per annum of ACSF’s quarter end equity, excluding unrealized gains or losses. Thus, while ACSF's actual other operating expenses totaled $2.1 million for the year, $1.0 million of its expenses were paid for by ACSF’s manager. As a result, net other operating expenses totaled $1.1 million for the year ended December 31, 2014.

Net Investment Income
Net investment income totaled $3.1 million, or $0.31 per share, for the three months ended December 31, 2014. Net investment income totaled $10.9 million, or $1.09 per share, for the year ended December 31, 2014.

Net Realized Gains / Losses
Sales and repayments of investments during the three months ended December 31, 2014 totaled $23.1 million and $9.1 million, respectively, with net realized losses during the quarter of less than $(0.1) million, or less than $(0.01) per share. Sales and repayments of investments during the year ended December 31, 2014 totaled $106.4 million and $42.0 million, respectively, with net realized gains during the year of $0.2 million, or $0.02 per share.

Net Unrealized Appreciation / Depreciation
During the three and twelve months ended December 31, 2014, ACSF recognized $(4.5) million and $(7.1) million, respectively, of net unrealized depreciation on the investment portfolio. The depreciation, especially in the fourth quarter, was largely a function of exposure to the oil and gas industry, which was impacted by declines in oil prices during the second half of the year. The remaining net depreciation, for the quarter and year, was a result of overall price changes observed in the broader market, which reflected an increase to the required rate of return for positions with otherwise stable credit profiles.

LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2014, the Company had $130.0 million in borrowings outstanding on its $140.0 million Credit Facility. Borrowings under the Credit Facility are advanced against eligible collateral owned by ACSF Funding I, LLC, a wholly owned consolidated financing subsidiary of ACSF. Advance rates vary on the type of collateral owned and can range up to 80%. On a consolidated basis, the Company was levered at 0.90x debt to equity as of December 31, 2014.

DIVIDENDS
ACSF’s Board of Directors determines dividends based primarily on estimates of taxable income, which may differ from GAAP income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments. For the quarter ended December 31, 2014, ACSF’s Board of Directors declared a $0.29 dividend per share. The dividend was paid on January 9, 2015 to common shareholders of record as of December 31, 2014, with an ex-dividend date of December 29, 2014. Since its January 2014 IPO, the Company has paid a total of $10.3 million in dividends, or $1.03 per share. ACSF's 2014 distributions of $1.03 per share consisted entirely of ordinary dividends for federal income tax purposes. Shareholders should receive an IRS Form 1099-DIV containing this information from their brokers, transfer agents or other institutions. For additional detail, please visit the Company's website at www.ACSF.com.

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
($ in thousands, except per share data)

	December 31, 2014 (unaudited)	December 31, 2013 (audited)
Assets
Investments, fair value (cost of $282,133 and $198,268, respectively)	$276,370	$199,565
Cash and cash equivalents	1,757	12,493
Receivable for investments sold	2,983	5,394
Deferred financing costs	378	474
Interest receivable	704	303
Prepaid expenses and other assets	121	467
Receivable from affiliate	164	—
Total assets	$282,477	$218,696
Liabilities
Credit facility payable	$130,000	$194,748
Payable for investments purchased	4,226	20,494
Dividends payable	2,900	—
Management fee payable	577	—
Interest payable	80	943
Taxes payable	80	803
Payable to affiliate	212	295
Other liabilities and accrued expenses	167	397
Total liabilities	138,242	217,680
Net Assets
Common stock, par value $0.01 per share. 10,000,100 and 100 issued and outstanding respectively. 300,000,000 and 1,000 authorized respectively.	100	—
Paid-in capital in excess of par	150,163	1
Undistributed net investment income	345	246
Accumulated net realized loss from investments	(610)	(7)
Net unrealized (depreciation) appreciation on investments	(5,763)	776
Total net assets	144,235	1,016
Total liabilities and net assets	$282,477	$218,696

Net asset value per share	$14.42

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)

	Three Months Ended December 31, 2014 (unaudited)	Year Ended December 31, 2014 (unaudited)
Investment income:
Interest	$4,832	$17,773
Total investment income	4,832	17,773
Expenses:
Interest and other debt related costs	790	3,448
Management fee	577	2,186
Other operating expenses	447	2,122
Total expenses	1,814	7,756
Expense waiver	(164)	(1,001)
Net expenses	1,650	6,755
Net investment income before tax	3,182	11,018
Income tax provision	(70)	(159)
Net investment income	3,112	10,859
Realized and unrealized loss on investments:
Net realized (loss) gain on investments	(45)	190
Net unrealized depreciation on investments	(4,493)	(7,060)
Income tax provision	—	(200)
Net realized and unrealized loss on investments	(4,538)	(7,070)
Net (decrease) increase in net assets resulting from operations	$(1,426)	$3,789

Net investment income per share	$0.31	$1.09
Earnings per share	$(0.14)	$0.38
Dividend declared per share	$0.29	$1.03

AMERICAN CAPITAL SENIOR FLOATING, LTD.
KEY PORTFOLIO STATISTICS
($ in thousands, except per share data)

	As of	As of	As of	As of
	December 31, 2014 (unaudited)	September 30, 2014 (unaudited)	June 30, 2014 (unaudited)	March 31, 2014 (unaudited)
Investment Portfolio at FMV
1st Lien Floating Rate Loans	$194,952	$211,526	$204,396	$211,284
2nd Lien Floating Rate Loans	29,841	31,977	35,404	30,351
Total Senior Secured Floating Rate Loans	224,793	243,503	239,800	241,635
Equity of Collateralized Loan Obligations	51,577	50,385	47,733	37,913
Total Investment Portfolio (FMV)	$276,370	$293,888	$287,533	$279,548

Investment Portfolio at Cost
1st Lien Floating Rate Loans	$198,028	$212,369	$203,526	$210,294
2nd Lien Floating Rate Loans	30,842	32,208	34,951	29,856
Total Senior Secured Floating Rate Loans	228,870	244,577	238,477	240,150
Equity of Collateralized Loan Obligations	53,263	50,581	47,708	37,857
Total Investment Portfolio (cost)	$282,133	$295,158	$286,185	$278,007

Asset Yield at Cost
1st Lien Floating Rate Loans	4.98%	4.95%	4.83%	4.81%
2nd Lien Floating Rate Loans	7.81%	7.83%	7.87%	8.04%
Total Senior Secured Floating Rate Loans	5.36%	5.33%	5.28%	5.21%
Equity of Collateralized Loan Obligations	13.64%	12.35%	11.57%	13.9%
Total Investment Portfolio	6.92%	6.53%	6.33%	6.39%

Quarterly Investment Activity
Investment Purchases	$17,705	$60,500	$50,178	$98,245
Investment Sales	$(23,139)	$(41,255)	$(27,957)	$(14,062)
Investment Repayments (1)	$(9,111)	$(11,616)	$(15,634)	$(5,687)

Loan Portfolio Statistics
Number of Obligors	117	122	108	102
Number of Industries	40	40	40	38
Largest Exposure as a % of Total Portfolio	1.4%	1.5%	1.6%	2.3%

CLO Statistics
Number of Issuers	16	14	13	10
Largest Exposure as a % of Total Portfolio	1.9%	2.0%	1.9%	1.8%
Minimum % of Collateral in 1st Lien Loans	91%	91%	91%	91%
Cumulative cash receipts as a % of Original Cost (2)	18.4%	15.3%	12.2%	7.7%

AMERICAN CAPITAL SENIOR FLOATING, LTD.
KEY PORTFOLIO STATISTICS
($ in thousands, except per share data)

	As of	As of	As of	As of
	December 31, 2014 (unaudited)	September 30, 2014 (unaudited)	June 30, 2014 (unaudited)	March 31, 2014 (unaudited)

Liquidity and Capital Resources
Debt
Amount Available on Credit Facility	$140,000	$140,000	$140,000	$140,000
Amount Drawn on Credit Facility	$130,000	$135,000	$128,000	$128,900
Weighted Average Interest Rate on Debt	1.96%	1.95%	1.95%	2.05%
Weighted Average Interest Rate on Debt including Fees	2.32%	2.28%	2.33%	2.45%

Equity
Net Asset Value (NAV)	$144,235	$148,540	$151,189	$151,140
NAV Per Share	$14.42	$14.85	$15.12	$15.11

Debt to Equity Ratio	0.90 x	0.91 x	0.85 x	0.85 x

Dividend Declared Per Share	$0.29	$0.28	$0.28	$0.18

Economic Return (3)	3.76%	6.45%	9.66%	12.10%

(1) Investment repayments include the entire amount of distributions received from the CLO equity investments.
(2) Original cost only for CLOs that have begun to make quarterly distributions to ACSF.
(3) Economic return defined as the dividends paid, plus the change in net book value per share, over the starting net book value per share of $14.92. Starting net book value per share of $14.92 represents the IPO price of $15.00 per share less IPO costs of $0.08 per share. Returns have been annualized for periods less than one year.

SHAREHOLDER CALL
ACSF invites shareholders, prospective shareholders and analysts to attend the ACSF shareholder call on February 10, 2015 at 11:00 am ET. Callers who do not plan on asking a question and have access to the internet are encouraged to utilize the free live webcast at www.ACSF.com. Those who do plan on participating in the Q&A or do not have the internet available may access the call by dialing (877) 274-0811 (U.S. domestic) or (412) 902-6607 (international). Please advise the operator you are dialing in for the American Capital Senior Floating shareholder call.

A slide presentation will accompany the shareholder call and will be available at www.ACSF.com. Select the Q4 2014 Earnings Presentation link to download and print the presentation in advance of the shareholder call.

An archived audio replay of the shareholder call combined with the slide presentation will be made available on the ACSF website after the call on February 10, 2015. In addition, there will be a phone recording available one hour after the live call on February 10, 2015 through February 24, 2015. If you are interested in hearing the recording of the presentation, please access it for free on the ACSF website or dial (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international). The access code for both domestic and international callers is 10058864.

For further information, please contact Investor Relations at (301) 968-9310 or IR@ACSF.com.

ABOUT AMERICAN CAPITAL SENIOR FLOATING
American Capital Senior Floating, Ltd. (Nasdaq: ACSF) is a non-diversified closed-end investment management company that invests primarily in senior secured first lien and second lien floating rate loans to large, U.S. based companies (“Senior Secured Floating Rate Loans”) and opportunistically in debt and equity tranches of collateralized loan obligations collateralized by Senior Secured Floating Rate Loans. The Company has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company is externally managed by American Capital ACSF Management, LLC, an indirect subsidiary of American Capital Asset Management, LLC, a wholly-owned portfolio company of American Capital, Ltd. For further information, please refer to www.ACSF.com.

ABOUT AMERICAN CAPITAL
American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate, energy & infrastructure and structured products. American Capital manages $21 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $80 billion of total assets under management (including levered assets). Through a wholly owned affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC), American Capital Mortgage Investment Corp. (Nasdaq: MTGE) and American Capital Senior Floating, Ltd. (Nasdaq: ACSF) with approximately $11 billion of total net book value. From its eight offices in the U.S., Europe and Asia, American Capital and its wholly owned affiliate, European Capital, will consider investment opportunities from $10 million to $750 million. For further information, please refer to www.americancapital.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking information and statements. Forward-looking statements give the Company's current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are not guarantees of performance or results, and involve known and unknown risks, uncertainties (some of which are beyond the Company's control), assumptions and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Should one or more of these risks or uncertainties materialize, the Company's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.